Sony Group Corporation

Exhibit 4.2

Notice of Granting RSUs

July 25, 2024

Sony Group Corporation

Representative Corporate Executive Officer

Chairman and CEO

Kenichiro Yoshida

In accordance with Article 2.1, Paragraph 2 of the RSU Regulations (defined in (4) below), the Corporation hereby notifies you of the following matters based on the determination by the Corporation as of June 28, 2024. Capitalized terms used but not defined herein have the meanings assigned to such terms in the RSU Regulations.

(1)           Grant Date

July 25, 2024.

(2)           Number of RSUs to be Granted

The number of RSUs to be granted can be found on My Equity of Equity Gateway:

HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

(3)           Vesting of RSUs

(i)	Method of Vesting (plan)

The method of vesting (plan) applicable to the RSUs can be found on My Equity of Equity Gateway:

HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

For details of each plan, please see EXHIBIT (Method of Vesting) of the RSU Regulations.

(ii)	Information on Vesting

The vesting schedule and the number of RSUs scheduled to vest on each Vesting Date, respectively, and, upon the issuance or transfer of the Shares to be delivered upon vesting, the notice concerning the subscription and allotment described below can be found on My Equity of Equity Gateway.

HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB

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(4)            RSU Regulations

(i)	The details regarding the granting of the RSUs, the vesting of the RSUs, the delivery of the Shares and the extinguishment of the rights shall be as set forth in the Restricted Stock Units (RSU) Regulations (the “RSU Regulations”) that can be found on Document Library under Resources of Equity Gateway (for the Recipients who are residents of Israel, including the Appendix (for Israeli Residents) to the RSU Regulations (the “Israeli Appendix”) and the Recipients who are residents of China, including the Appendix (for Chinese Residents) to the RSU Regulations (the “Chinese Appendix”)).
HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB
(ii)	If the RSU Regulations are amended pursuant to Article 5.12 of the RSU Regulations and the Corporation expressly indicates to you in the proposal of the amendment by any of the manners pursuant to Article 5.13 that such amendment shall be retroactively effective to the date of enactment of the RSU Regulations, such amendment shall be retroactively effective to such date of enactment of the RSU Regulations to the extent permitted under applicable law.

(5)           Other Handlings

For the Recipients who are not residents of Japan, the appendix to this notice titled Appendix for Non-Japanese Resident (the “Global Appendix”) shall also apply.

(6)           Confirmation and Consent Regarding Granting of RSUs

By clicking the Accept and Agree button displayed in My Equity of Equity Gateway, it is confirmed that you have understood the contents of this notice as well as the RSU Regulations, and it is deemed that you have agreed to the following matters. If clicking the Accept and Agree button is not confirmed within 60 days from the Grant Date, it will be deemed that you have waived all your rights to receive the RSUs granted to you by this notice:

HTTPS://SONY.GLOBALSHARESEQUITY.CO.UK/EN-GB
(i)	The RSUs specified in this notice are hereby granted to you.
(ii)	You will comply with the provisions of the RSU Regulations (including the Israeli Appendix and the Chinese Appendix, to the extent applicable) and this notice (including the Global Appendix, to the extent applicable).
(iii)	For U.S. residents, the U.S. Prospectus that can be found on Document Library under Resources of Equity Gateway is deemed to have been received by you.

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(iv)	When the RSUs granted to you are vested in accordance with the RSU Regulations, the notice concerning the subscription and allotment of the Shares to be delivered (fulfilling the requirement of notification pursuant to Article 203, Paragraph 1 and Article 204, Paragraph 3 of the Companies Act of Japan) and, if applicable, the prospectus concerning the offering of the Shares to be delivered and its amendments (fulfilling the requirement under Article 15, Paragraph 2 through Paragraph 4 of the Financial Instrument and Exchange Act of Japan) will be posted in Equity Gateway. The documents are deemed to have been received by you when the notice of delivery of such documents is posted on the system.

(v)	You hereby authorize the Corporation or the Corporation’s agent, on behalf of you, (a) to prepare an application form for subscription of Shares which have been notified to you in accordance with item (iii) above; (b) to fill out the necessary information and submit such share application form to the Corporation under Article 203, Paragraph 2 of the Companies Act; and (c) to take other measures required to complete the procedures for you to receive the Shares pursuant to the RSU Regulations.
(vi)	Pursuant to Article 5.1, Paragraph 3 of the RSU Regulations, when a Group Company withholds any income tax and any other taxes or public charges upon vesting, you shall pay an amount equivalent to such withholding amount by selling a portion of your Shares to be delivered upon vesting to cover such amount or by any other method designated by the Group Company.

End

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Sony Group Corporation

Appendix for Non-Japanese Residents (the “Global Appendix”)

Restricted Stock Units

Please read the general wording below and the country specific wording (if any) which may apply depending on your location.

1.	Agreement to Terms and Conditions

By accepting the restricted stock units granted by Sony Group Corporation (the “Corporation”) to you (your “Award”), you also accept the terms and conditions in this Appendix for Non-Japanese Residents (this “Appendix”).

The Notice of Granting RSUs, the Restricted Stock Unit Regulations (the “RSU Regulations”), the U.S. Prospectus (if applicable) and this Appendix are the documents that govern your Award (the “Award Documents”).

Capitalized terms not defined in this Appendix will have the meaning given to them in the RSU Regulations.

2.	English Language

In the event of any discrepancy between the English language version of the Award Documents and any versions provided to you in another language, you acknowledge that the English version will prevail. You also confirm that you fully understand the contents of the English language version of the Award Documents. By accepting your Award, you acknowledge that you do not need a translation of the Award Documents.

3.	No Public Offer

Your Award is being offered to you in your capacity as an officer or employee of the Group Companies. This is a private placement directed at certain directors, officers and key employees of the Corporation or its Group Companies in its sole discretion. The offering is not intended for the general public and may not be used for any public offer which requires a prospectus (which, for the avoidance of doubt, does not include the offer to officers or employees in the United States).

Rights granted to you under the Award are personal and may not be transferred, except in the very limited circumstances prescribed in the applicable Award Documents.

Eligibility to participate in the Award, and any subsequent offers and participation, are not intended to constitute a public offer in any jurisdiction. You should therefore keep all Award Documents confidential and may not reproduce, distribute or otherwise make public any such documents without the Corporation’s express written consent.

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4.	Offer Not Generally Registered or Approved; No Prospectus; Resale Restrictions

WARNING: No registration outside of the United States: you acknowledge that the Award and Award Documents have not been authorized or approved by any applicable securities authorities and may have been offered pursuant to an exemption from registration in your local jurisdiction. The regulatory bodies in your jurisdiction accept no responsibility for the accuracy and completeness of the statements and information contained in the Award Documents and take no liability whatsoever for any loss arising from reliance upon the whole or any part of the contents of the Award Documents.

WARNING: No prospectus outside of the United States: you acknowledge that no prospectus or similar offering or registration document has been prepared, authorized or approved by any applicable authority in your jurisdiction in connection with your Award.

WARNING: Restricted resale: you acknowledge that the Shares you may acquire upon settlement of your Award may be subject to restrictions on transfer and resale in your local jurisdiction. You agree that you will comply with any such restrictions, including that you will not offer, sell, advertise or otherwise market the Shares (or cause any of these to occur) in circumstances which constitute any type of public offering of securities, unless an exemption applies.

5.	Cash Settlement

In any jurisdiction where it would breach any law or regulation to settle your Award in Shares, or where for some practical reason the Corporation decides it is necessary or desirable to settle your Award in a form other than in Shares, then your Award will be settled in full or in part in cash. You acknowledge that any dividend equivalent payable in relation to your Award may be settled in cash instead of Shares.

6.	No Legal or Financial Advice

You agree and acknowledge that neither the Corporation, nor any person or entity acting on their behalf has provided you with any legal, investment, tax or financial advice with respect to your participation in the RSU Regulations, your Award or any Shares or cash acquired upon settlement of your Award, and you should not rely on the Corporation, nor any person or entity acting on their behalf for an assessment of any legal, investment, tax or financial consequences to you with respect to such participation. Your Award is in no way secured, guaranteed or warranted by the Corporation.

You are advised to exercise caution in relation to the offer and/or grant of your Award.

If you have any questions or concerns regarding the contents of the Award Documents, you are advised to consult with your own legal, investment, tax or financial advisor regarding the consequences to you with respect to your participation in the RSU Regulations, your Award or any Shares or cash acquired upon settlement of your Award. You acknowledge that you have been given adequate opportunity to obtain such advice.

7.	Data Protection

By accepting your Award, you acknowledge that your Award is subject to any data protection policy, information security documents and any other applicable data privacy policies of the Corporation and/or a third party designated by the Corporation who manages services to administrate your Units and Shares, which are consistent with such policies of the Corporation.

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8.	Acknowledgment of Tax Responsibility

In most countries, receiving an Award will have tax consequences, including reporting, compliance and payment liability. By accepting your Award, you acknowledge and agree that all payments made with respect to your Award may be subject to tax and/or social security in the country where you are employed, reside or are otherwise subject to tax. You acknowledge that the Corporation may withhold amounts and make arrangements as considered necessary to meet any tax or social security liability. This may include withholding amounts at the locally applicable maximum rates. Your liability may also exceed any amounts withheld and paid on your behalf.

You acknowledge that the Corporation does not guarantee any particular tax treatment in relation to your Award and you agree to be responsible for and bear any liability for any personal tax and social security charges, or similar charges, that arise in respect of your Award or your participation in the RSU Regulations. You agree to indemnify the Corporation and agree to make any arrangements deemed appropriate by the Corporation in order to satisfy such payments.

You agree to enter into any tax elections as may be requested by the Corporation for particular tax and/or social security treatment, whether in respect of your Award or any Shares acquired by you on the vesting of your Award.

Any tax information provided is for reference purposes only.

The Corporation is not providing any tax advice to you and you should consult your own tax advisor regarding the tax consequences of your Award.

9.	Adequate Information

By accepting your Award, you certify that you: (i) have been given all relevant information and materials with respect to the Corporation’s operations and financial condition and the terms and conditions of the Award as set out in the Award Documents; (ii) have read and understood such information and materials; (iii) are fully aware and knowledgeable of the terms and conditions of the Award as set out in the Award Documents; (iv) completely and voluntarily agree to the terms and conditions of the Award as set out in the Award Documents; and, (v) consent to the use of electronic communications in connection with your Award and the RSU Regulations and consent to contracting electronically with the Corporation (or other parties, as applicable). All Award Documents may be communicated and stored electronically using means that are secure, private and accessible to the relevant parties.

The information provided does not take into account your objectives, financial situation or needs.

You have had the opportunity to ask questions and receive answers from the Corporation regarding the contents and the terms and conditions of the Award Documents. If you do not understand the contents of the Award Documents, you should consult an authorized financial advisor.

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10.	Risk Warnings

Share price risk: there is a risk that the Shares awarded to you under the RSU Regulations may fall as well as rise in value. Market forces will impact the price of the Shares awarded to you, and in the worst case, the market value of the Shares may become zero. You agree that the Corporation and its Group Companies are not liable for any loss due to movements in Share value. More information in relation to the Corporation, including the share price, can be found at https://www.sony.com/en/SonyInfo/IR/.

Currency risk: As the Shares are traded in Japanese Yen, which is not the currency in your jurisdiction, the value of the Shares awarded to you may also be affected by movements in the exchange rate. You agree that the Group Companies are not liable for any loss due to changes in any exchange rate or any charges imposed in relation to the conversion or transfer of money.

11.	No Retention or Employment Rights

All benefits granted under any Award, are an extraordinary payment and may not, in any way, be considered part of your normal remuneration. All Awards are personal to you and are non- transferable.

The forfeiture (including reduction, cancellation or recoupment) provisions relating specifically to your participation under the RSU Regulations are prescribed in the Award Documents. Nothing in the Award Documents: (i) will be taken into account in determining your wages, salary, remuneration or severance pay upon termination of your employment for any reason (whether or not found to be invalid, unlawful or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of the your employment or service agreement, if any), bonuses, pension or retirement payments, or any similar payments to any of the foregoing; (ii) provides you with the right to receive a grant of awards in the future; (iii) has any influence on the terms or amount of any award that you may be granted in the future; (iv) provides or implies any expectation or right to your continued employment or service with the Corporation and/or any company within the Sony Group or, (v) guarantees that awards will vest.

You acknowledge that the Corporation’s decision to grant your Award is strictly discretionary and that you have no automatic right to participate in the RSU Regulations. The Corporation may at any time in its sole discretion, decide to modify, suspend or cease offering future Awards to employees.

You acknowledge that you are not automatically entitled to the exercise of any discretion under the RSU Regulations in your favour and that you do not have any claim or right of action in respect of any decision, omission, or discretion which may operate to your disadvantage. You accept that decisions made on behalf of the Corporation in respect of the Award Documents are final and binding in all respects.

You agree to waive all rights which might arise in connection with the RSU Regulations, other than the right to acquire Shares or cash (subject to and in accordance with the RSU Regulations), in consideration for and as a condition of your Award.

You acknowledge that you do not have any right to compensation or damages for any loss (actual or potential) in relation to the RSU Regulations or your Award.

You acknowledge that no Award Document forms part of your employment or service agreement with your employing entity and the Award Documents do not in any way change the terms of such agreement. The RSU Regulations are offered and administered by the Corporation and not by your employing entity (if different). All Award Documents, and any links by which you may access these documents, originate from and are maintained by the Corporation.

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12.	Exchange Controls & Reporting Requirements

You agree that you are solely responsible for complying with any exchange control regulations or foreign asset reporting requirements which apply to you with respect to your Award, and the Corporation will not be responsible for obtaining exchange control approval on your behalf. In the event that you fail to obtain any required exchange control approval, the Corporation will not be liable in any way for any resulting fines or penalties. You should seek independent professional advice if you are unsure about your foreign exchange obligations as a result of your participation in the RSU Regulations.

13.	Insider Trading & Market Abuse

You acknowledge that rules on dealing notification, insider trading and market abuse (including the terms of any relevant dealing policy) may from time to time apply to the Awards and related benefits, and may prohibit or delay actions or decisions in relation to such payments or benefits. You agree that you are solely responsible for compliance with such rules and that the Corporation is not liable for any loss due to such rules or for any breaches of such rules by you.

14.	Mobile Employees

If you are a mobile employee, meaning that you are based in different jurisdictions during the course of your employment and the vesting period of your Award, or that you are or may be subject to tax in more than one country, you are strongly encouraged to inform the Corporation and to speak with a personal tax advisor regarding the tax treatment of your Award.

15.	Severability

In the event any provision or part of this Appendix is found to be invalid or unenforceable, the other provisions of this Appendix shall remain effective and not be affected thereby.

16.	Sell to Cover

(1)	Countries to which these provisions apply

If you are a taxpayer regarding the RSUs in Belgium, Brazil, Canada, France, Germany, Ireland, India, Italy, Malaysia, Netherlands, Spain, Sweden, the United Kingdom or the United States at the time of the vesting of the RSUs, this provision may apply to you.

(2)	Definitions

(a)	the “Planned Number of Shares to be Sold” means the number of Shares to be sold on the Sale Date out of the shares delivered to you.

(b)	the “Sale Date” means the Original Sale Date and the Continued Sale Date.

(a)	the “Original Sale Date” means the date that is one (1) Trading Day after the date on which the Shares are delivered to you following the vesting of the RSUs.

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(b)	the “Continued Sale Date” means the consecutive Trading Day(s) following the Original Sale Date or the previous Continued Sale Date on which the remaining of the Planned Number of Shares to be Sold will be sold when all or part of the sale of the Shares cannot be completed on the Original Sale Date or the previous Continued Sale Date.

(c)	the “Trading Day” means a day on which the Tokyo Stock Exchange or, if the Shares are not listed on the Tokyo Stock Exchange, the principal stock exchange on which the Shares are listed, is open for trading.

(3)	The Planned Number of Shares to be Sold

If Plan B or C (as stipulated in the EXHIBIT (Method of Vesting) of the RSU Regulations) is applicable to the RSUs granted to you, the Planned Number of Shares to be Sold will be sold by placing a market order on the Sale Date. The Planned Number of Shares to be Sold will be calculated by the following formula (any fraction less than one Share resulting from the calculation will be rounded up to the nearest share):

where:	a
b

a.	The amount of taxes (including commission for the sale) withheld upon the vesting of RSUs.

b.	The share price of the Shares which will be reasonably calculated by the Corporation based on the market price at or around the time of sale of the Shares on the Tokyo Stock Exchange or, if the Shares are not listed on the Tokyo Stock Exchange, the principal stock exchange on which the Shares are listed.

If all or part of the sale of the Planned Number of Shares to be Sold cannot be completed on an Original Sale Date, the number of Shares to be sold on each Continued Sale Date will be obtained by subtracting the number of the Shares that has been sold during the period from the Original Sale Date to the Trading Day immediately prior to the relevant Continued Sale Date from the Planned Number of Shares to be Sold.

17.	Governing Law

The RSU Regulations are governed as prescribed in the RSU Regulations and you waive any entitlement to have any Award related disputes determined under an alternative jurisdiction except as required by applicable laws.

European Union specific wording

18.	If you are subject to the laws of an EU Member State

This offer is being made to selected individuals as part of an officer or employee incentive programme in order to provide an additional incentive and to encourage officer or employee share ownership and to increase your interest in the Corporation’s success. The Shares which are the subject of these rights are new and existing ordinary Shares in the Corporation. More information in relation to the Corporation including the share price can be found at the following web address: https://www.sony.com/en/SonyInfo/IR/.

Details of the offer can be found in the Award Documents.

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The obligation to publish a prospectus in the EU does not apply because of Article 1(4)(i) of the EU Prospectus Regulation. The total maximum number of Shares which are the subject of this offer is 551,765.

Country specific wording

19.	If you are subject to the laws of Brazil

The Awards and any Shares granted under the RSU Regulations have not been and will not be publicly issued, placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) (CVM). Therefore, the Awards and any Shares will not be offered or sold in Brazil, except in circumstances which do not constitute a public offering, placement, distribution or negotiation under the Brazilian capital markets regulations.

If you are employed in Brazil, then by accepting your Award you agree and acknowledge that (i) neither your employer nor any person or entity acting on behalf of your employer has provided you with financial advice with respect to your Award or the Shares acquired upon settlement of your Award; and (ii) your employer does not guarantee a specified level of return on your Award or the Shares.

20.	If you are subject to the laws of Canada

Resale: In addition to any restrictions on resale and transfer noted in the Award Documents, Shares acquired pursuant to the Award Documents will be subject to certain restrictions on resale imposed by Canadian provincial securities laws (in general, participants in the offering who are resident in Canada may not resell their Shares to Canadian purchasers). Accordingly, prospective participants are encouraged to seek legal advice prior to any resale of such Shares.

Securities: By accepting your Award, you represent and warrant to the Corporation that your participation under the RSU Regulations is voluntary and that you have not been induced to participate by expectation of engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable.

Settlement of Awards: Your Award cannot be settled in cash or using Shares purchased on the market. Your Award will only be settled using treasury Shares or newly issued Shares of the Corporation.

21.	If you are subject to the laws of Singapore

You acknowledge that the Award Documents have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Appendix and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under any provision (other than Section 280) of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.

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The Awards under the RSU Regulations are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notices SFA 04-N12 and FAA-N16).

22.	If you are subject to the laws of the UK

This offer is being made to selected individuals as part of an officer or employee incentive programme in order to provide an additional incentive and to encourage officer or employee share ownership and to increase your interest in the Corporation’s success. The Shares which are the subject of these rights are new and existing ordinary Shares in the Corporation. More information in relation to the Corporation including the share price can be found at the following web address: https://www.sony.com/en/SonyInfo/IR/.

Details of the offer can be found in the Award Documents.

The obligation to publish a prospectus does not apply because of Section 86(1)(aa) of the Financial Services and Markets Act 2000 (as amended, supplemented or substituted by any UK legislation enacted in connection with the UK’s exit from the European Union). The total maximum number of shares which are the subject of this offer is 551,765.

Nothing in the terms of the Awards or any communication issued to you in connection with the Awards is intended to constitute investment advice in relation to the Awards. If you are in any doubt as to whether to proceed in participating under the RSU Regulations or in connection with your own financial or tax position, you are recommended to seek advice from a duly authorised independent adviser.

23.	If you are subject to the laws of the United States

(1)	Fair Market Value.

For purposes of determining any income tax imposed on you, unless otherwise determined by the Corporation, fair market value shall be the closing price of the Corporation’s common stock on the Tokyo Stock Exchange (“TSE”) as of the Vesting Date. In the event that the common stock ceases to trade on the TSE, fair market value shall be as determined by the Corporation in its sole discretion.

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(2)	Section 409A of the Code.

If you are a U.S. taxpayer, the intent of the parties is that your grant of Awards under the RSU Regulations complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder, including the exemptions therefrom (“Section 409A”), and, with respect to Awards granted to U.S. taxpayers, the RSU Regulations shall be administered accordingly, and interpreted and construed on a basis consistent with such intent, to the maximum extent permitted by applicable law. Each tranche of restricted stock units that vests under your Award is intended to constitute a “separate payment” for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). To the extent that any provision of the RSU Regulations would fail to comply with the applicable requirements of Section 409A, the Corporation may, in its sole and absolute discretion and without requiring your consent, make such modifications to the RSU Regulations and/or payments to be made thereunder to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Corporation shall in no event be obligated to pay any interest, compensation, or penalties in respect of any such modifications. Such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Corporation of the applicable provision without violating the provisions of Section 409A. You acknowledge that the Corporation is authorized to amend the RSU Regulations, to void or amend any election made by you under the RSU Regulations, and/or to delay the payment of any amount or benefit under the RSU Regulations, in each case, in such manner as may be determined by the Corporation, in its sole and absolute discretion, to be necessary and appropriate to comply with Section 409A. You hereby release and hold harmless the Corporation, its directors, officers, and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees, or other liability incurred by you as a result of the application of Section 409A. Nothing in the RSU Regulations shall be construed as a guarantee of any particular tax effect for your Award and the Corporation does not guarantee that any compensation or benefits provided under the RSU Regulations will satisfy the provisions of Code Section 409A. In no event shall the Corporation be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid or promised to you hereunder based on the Corporation’s reasonable good-faith interpretation of Section 409A. By accepting the Award, you hereby indemnify the Corporation for any liability that arises as a result of Section 409A with respect to your Award.

If you are a U.S. taxpayer and are receiving RSUs under Plan A, then notwithstanding anything to the contrary in the RSU Regulations, the following provisions shall apply to you:

(a)	With respect to any payments and benefits provided under your Award that constitute “nonqualified deferred compensation” subject to Section 409A, in order for such payments and benefits to vest, you must cease to hold all positions or terminate all your service in a way that such cessation or termination of service will constitute a “separation from service” as defined under U.S. Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions therein (a “Separation from Service”).

(b)	If, at the time of your termination of employment, you are a “specified employee”, as determined in accordance with Section 409A, any payments and benefits provided under your Award that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to you on account of a Separation from Service shall not be paid until the first payroll date to occur following the six-month anniversary of your Separation from Service (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, if applicable, any remaining payments shall be paid without delay in accordance with their original schedule. If your death occurs before the Specified Employee Payment Date, any delayed payments shall be paid to your estate in a lump sum as soon as administratively practical following the Corporation’s notification of your death.

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If you are a U.S. taxpayer and are receiving RSUs under Plan B or C, then notwithstanding anything to the contrary in the RSU Regulations, the following provision shall apply to you:

(a)	With respect to any payments and benefits provided under your Award that do not constitute “nonqualified deferred compensation” subject to Section 409A, the date of issuance or the transfer of the Shares may be no later than two and a half months following the calendar year in which your Award vests.

(3)	Compliance with law.

If the disposition of Shares you acquired pursuant to the RSU Regulations is not covered by any registration statement under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Corporation may require you, as a condition precedent to receipt of such Shares, to represent to the Corporation in writing that the Shares you acquired are acquired for investment only and not with a view to distribution and that such Shares shall be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

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